Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

The Pennant Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security	Security Class	Fee Calculation	Amount	Proposed Maximum	Maximum Aggregate	Fee	Amount of
Type	Title	Rule	Registered(1)	Offering Price Per Shares(2)	Offering Price	Rate	Registration Fee(3)
Equity	Common Stock, $.001 par value	457(c) and 457(h)	3,293,462	$25.90	$85,300,665.80	$ 0.0001531	$13,059.53
Total Offering Amounts							$13,059.53
Total Fee Offsets							—
Net Fee Due							$13,059.53

(1) This Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization, or any similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2) This Registration Statement covers 3,275,000 new shares of common stock authorized under the Amended and Restated 2019 Omnibus Incentive Plan, plus 18,462 shares that were available under the Registrant’s 2019 Omnibus Incentive Plan immediately prior to the stockholder approval of the Amended and Restated Plan and which are carried forward to the Amended and Restated Plan.

(3) Estimated solely for calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, on the basis of the average of the high and low sales prices per share of the Registrant’s common stock on July 2, 2025, as reported by The NASDAQ Stock Market.

(4) The Registrant does not have any fee offsets.